EXHIBIT 1

WRITTEN CONSENT OF MAJORITY SHAREHOLDERS OF

TRISTAR WELLNESS SOLUTIONS, INC., DATED NOVEMBER 29, 2017

WRITTEN CONSENT OF A MAJORITY OF THE SHAREHOLDERS OF

TRISTAR WELLNESS SOLUTIONS, INC.

a Nevada corporation

Approving the election of directors in lieu of a formal meeting

WHEREAS, On November 16, 2017, Tristar Wellness Solutions, Inc. (the “Company”) was dismissed from Chapter 7 bankruptcy proceedings which were originally filed on January 15, 2016; and

WHEREAS, as result of the bankruptcy proceeding and the resignation of the then existing Board of Directors and officers of the Company, the Company does not currently have any person serving as a either a director or an officer; and

WHEREAS, Subsection 2 and 3 of §78.320 of the Nevada Revised Statutes (“NRS”), provides that unless otherwise provided in the articles of incorporation or the bylaws, “any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before, or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power….[and in] no instance where action is authorized by written consent need a meeting of stockholders be called or notice given….”;

WHEREAS, neither the Company’s Articles of Incorporation nor the Company’s Bylaws prohibit or restrict the Company’s shareholders from taking action by written consent and expressly contemplate that the shareholders may take corporate action by written consent; and

WHEREAS, the undersigned shareholders constitute in the aggregate a majority of the voting power of issued and outstanding voting capital shares of the Company (the “Majority Shareholders”), representing approximately 63 percent (63%) of the Company’s total number of votes with respect to the Company’s various classes of issued and outstanding voting shares of capital stock, based on the most recently available public information and confirmed by the Company’s stock transfer agent, ClearTrust LLC; and

WHEREAS, Rule 14c-5(a)(1) of the General Rules and Regulations of the Securities and Exchange Commission provides that if a written consent of the shareholders holding a majority of the voting power is executed and undertaken to only elect new directors, a Preliminary 14C Information Statement is not required to be filed on Edgar because the Commission does not review the same and instead, the 14C Information Statement filed on Edgar announcing the election of new directors by written consent of the majority of shareholders is “definitive” when filed and can then be immediately mailed out to the shareholders, to be effective, by operation of law, twenty (20) days thereafter; and

WHEREAS, the Majority Shareholders deem it necessary and appropriate and in the best interests of the Company and its shareholders to undertake the election of Directors as set forth hereinafter.

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NOW THEREFORE, in consideration of the foregoing and for good cause, the undersigned Majority Shareholders, acting by and on behalf of the Company and its Shareholders under Nevada law and the provisions of the Company’s Articles of Incorporation and Bylaws, hereby undertake and implement the following corporate action by Written Consent of the Majority Shareholders, pursuant to Nevada law, to wit:

First, having considered the background and experience of a number of individuals, the Majority Shareholders hereby elect the following two (2) persons to the Board of Directors of the Company to serve until the Company’s next annual meeting or until their resignations are duly tendered and accepted:

Robert Ramsey

Harry Pond

Second, assuming each of the forgoing two (2) persons accepts the appointment to serve as a Director of the Company and upon the effectiveness of the Definitive 14C Information Statement as referenced below, the Board of Directors shall as soon as practicable thereafter hold a Board of Directors Meeting and appoint new officers of the Company to be effective immediately; and

Third, to ensure that the Definitive 14C Information Statement For Notice of Action By Majority Shareholders on Written Consent (the “Definitive 14C Information Statement”) is prepared, filed on Edgar, and the Shareholders are notified of the filing and their right to receive, upon request, a written copy of said Definitive 14C Information Statement, in a timely and expeditious manner, the undersigned Majority Shareholders hereby appoint Robert Ramsey, a person elected by the Majority shareholders to serve as a member of the Company’s Board of Directors, as their agent and hereby confer upon him/her the authority to oversee and direct the preparation of the Definitive 14C Information Statement, to sign the same on behalf of the Majority Shareholders or the Company if necessary or deemed appropriate, to have the Definitive 14C Information Statement filed on Edgar as soon as practicable along with this Written Consent attached thereto as an exhibit and, once filed on Edgar, to do whatever is necessary to cause written notification of this filing to be immediately mailed out to all Company shareholders of record; and

Fourth, this Written Consent of the Majority Shareholders shall constitute minutes of the proceedings of the stockholders of the Company as further contemplated under Nevada law; and

Fifth and finally, because this Written Consent to shareholder action is in writing, no formal or other notice of a stockholders’ meeting was given and no formal meeting was called or held, all as provided in NRS § 78.320, Subsection 3.

[Signature Page to Written Consent of Majority Shareholders Follows]

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IN WITNESS WHEREOF, the undersigned Shareholders of Tristar Wellness Solutions, Inc., a Nevada corporation, together owning and holding in the aggregate voting shares of capital stock of the Company with voting power equivalent to 109,576,177 votes out of shares of all classes of the Company’s voting capital stock currently issued and outstanding with voting power equivalent to 173,063,390 votes in total, or representing approximately a 63 percent (63%) voting interest therein, hereby certify that the foregoing Majority Shareholder Action by Written Consent was duly adopted and executed by the Majority Shareholders on the 29th day of November, 2017 and shall become effective on the twentieth day following the filing of the Definitive 14C Information Statement.

		Number of Votes

	//Robert Gartzman//	6,000,000
	Allied Technology Solutions LLC
By:	Robert Gartzman, Managing Member

	//Harry Pond//	78,576,177
	Rockland Group LLC
By:	Harry Pond, Managing Member

	//Fredrick Voight//	25,000,000
	Rivercoach Partners LP
By:	Frederick Voight,
	President of its General Partner

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